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November 5, 1999

Mr. Coleman Sisson
27231 SE 27th St.
Issaquah, WA  98029

Dear Coleman,

We are pleased to offer you employment as Chief Operating Officer for Liberate Technologies ("Liberate" or "the Company"). Your annual salary will be $225,000 less applicable withholding. You will be eligible for a target annual bonus of $125,000, based upon goals and objectives as determined by the Company's President and Chief Executive Officer. Your first year's target annual bonus, as long as you remain employed, is guaranteed to be $125,000. This bonus is scheduled to be paid 30 days after the first anniversary of your hire date. Your starting date will be pursuant to discussions with Mitchell Kertzman.

As an employee of Liberate Technologies, you will be eligible to participate in a number of Company-sponsored benefits, including health and medical benefits. Subject to the Board of Directors' approval, the Company will grant you an option to purchase up to 225,000 shares of the Company's common stock with an exercise price per share equal to the fair market value per share on the date that you commence employment with the Company. The options will vest as follows:
25% on the first anniversary of the date of hire, and monthly thereafter, in equal increments upon the completion of each of the next 36 months of service. The option is granted subject to the terms of the Company's Stock Option Plan and its related agreements. However, should the Company experience a Change in Control, which results in the termination of your employment without Cause within twelve months of your hire date, you will become vested for 25% of your original option grant, as if you had provided 12 months of service. For purposes of this letter, a termination of employment without Cause will include continued employment (or an offer for continued employment) at a level below that for which you were originally hired.

Change in Control is defined as: (i) a proposed sale, transfer or disposition of all or substantially all of the Company's assets or (ii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who own less than 50% of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity. In addition, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

Cause is defined as: (i) the commission of any act of fraud, embezzlement, or dishonesty, (ii) any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or (iii) any other intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as cause for your dismissal or discharge or the discharge of any other person in the service of the Company (or any parent or subsidiary).

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PAGE 2
MR. COLEMAN SISSON

Liberate Technologies will assist you with your relocation to California. The relocation package includes transportation for you and your family, shipment of your household goods and personal belongings, temporary housing, car rental, and certain incidental expenses related to your move. Our relocation management company will work with you to make your arrangements. The cost of your relocation has been estimated not to exceed $25,000. Specific details of your relocation package will be provided to you subsequent to your acceptance of this offer of employment.

You will also receive a starting bonus of $25,000. Should you voluntarily terminate your employment with the Company prior to being employed for one year, all relocation costs that Liberate Technologies incurred and your starting bonus must be repaid to the Company.

Upon your execution of mutually agreeable documentation, the Company will loan you up to $300,000, secured in a manner agreeable to the Company, for the sole purpose of your purchasing a home. This offer of a loan remains open to you through December 31, 2000. If the loan is made to you, it will bear interest at the current market rate and will be payable in full plus interest at the end of three years from the funding date of the loan, provided you are still employed by the Company. If you terminate your employment with the Company prior to the end of three years from the funding date of the loan, the loan will need to be assumed by you.

Your employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign. But if your employment is terminated by the Company for any reason other than gross misconduct, you agree to accept six months' salary as severance, in exchange for your execution of a release of all claims against the Company. Your employment with the Company is also contingent upon you executing the Proprietary Information Agreement, Employment Agreement and upon you providing the Company with the legally required proof of your identity. The Company also requires proof of eligibility to work in the United States.

In the event of any dispute or claim relating to or arising out of our employment relationship, the termination of that relationship, or this agreement (including, but not limited to, any claims of wrongful termination, breach of contract or age, sex, race, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, with the arbitrator exercising all powers and remedies of a judge. By signing this agreement you and the Company waive your rights to have disputes tried by a judge or a jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of breach or alleged breach of your Proprietary Information Agreement and Employment Agreement with the Company.

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MR. COLEMAN SISSON

To confirm your acceptance of this employment agreement, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with other agreements referred to above, set forth the terms of your employment with the Company. This agreement supersedes any prior representations or agreements between you and the Company, whether written or oral and it may not be modified or amended except by a document signed by an authorized officer of the Company and you. This offer, if not accepted, will expire on November 12, 1999.

Sincerely,

/s/ Mitchell Kertzman /[Illegible]

Liberate Technologies
By:  Mitchell E. Kertzman
     President and Chief Executive Officer

I agree to and accept employment with Liberate Technologies on the terms set forth in this agreement.

/s/ Coleman Sisson                                              11/5/99
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Coleman Sisson                                               Date